UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

COURIER CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	04-2502514
(State of incorporation	(I.R.S. Employer
or organization)	Identification No.)

15 Wellman Avenue
North Chelmsford, Massachusetts	01863
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange
Title of each class	on which each
to be so registered	class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:  None.

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Courier Corporation, a Massachusetts corporation (the “Company”), with the U.S. Securities and Exchange Commission on March 19, 2009 (including the Exhibits thereto, the “Form 8-A”). Capitalized terms used without definition herein shall have the meanings set forth in the Shareholder Rights Agreement, dated as of March 18, 2009, between the Company and Computershare Trust Company, N.A. (as may be amended from time to time, the “Rights Agreement”), a federally chartered trust company (the “Rights Agent”).

Item 1.  Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

Amendment to Rights Agreement

In connection with the execution of the Agreement and Plan of Merger, dated as of January 16, 2015 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Quad/Graphics, Inc., a Wisconsin corporation (“Parent”), Max Sub, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Parent (“Merger Sub”, and each of Parent and Merger Sub a “Buyer Entity” and collectively, the “Buyer Entities”), QGBC, LLC, a Massachusetts limited liability company and a direct, wholly-owned subsidiary of Parent and the Company, the Company and the Rights Agent entered into an amendment to the Rights Agreement, dated as of January 16, 2015 (the “Amendment”).  The Amendment, among other things, renders the Rights Agreement inapplicable to the Merger Agreement (as such term is defined in the Merger Agreement) and the Voting Agreements (as such term is defined in the Amendment and, together with the Merger Agreement, the “Transaction Agreements”) and the transactions contemplated by the Transaction Agreements and the Merger (as such term is defined in the Merger Agreement).  The Amendment provides that neither the execution and delivery of the Transaction Agreements nor the consummation of the Merger or the other transactions contemplated by the Transaction Agreements will result in any of the Buyer Entities being deemed an Acquiring Person or a Beneficial Owner.  In addition, the Amendment provides that none of a Stock Acquisition Date, a Distribution Date, a Section 11(a)(ii) Event or a Section 13 Event shall occur, and that the Rights will not be adjusted or become exercisable, in each case, by reason of the approval or execution of the Transaction Agreements, shareholder approval of the Merger Agreement, and/or the consummation of the Merger or the other transactions contemplated by the Transaction Agreements.

The Amendment also provides that the Rights will become exercisable in whole or in part at any time after the Distribution Date and at or prior to the earlier of (i) the Close of Business on the tenth anniversary of the Record Date, (ii) the time at which the Rights are redeemed as provided in Section 23 of the Rights Agreement, (iii) the time at which such Rights are exchanged as provided in Section 24 of the Rights Agreement, or (iv) immediately prior to the Effective Time (as such term is defined in the Merger Agreement) (the earliest of (i), (ii), (iii) and (iv) being referred to in the Rights Agreement as the “Expiration Date”).

Miscellaneous

The Rights Agreement and the Amendment are filed as Exhibits 4.1 and 4.2, respectively, to this Amendment to Form 8-A and incorporated herein by reference. The above description of the material terms of the Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2.	Exhibits.

4.1

Rights Agreement, dated as of March 18, 2009 between Courier Corporation and Computershare Trust Company, N.A., filed as Exhibit 4.1 to the Company’s Form 8-K filed on March 19, 2009 and incorporated herein by reference.

4.2

Amendment to Shareholder Rights Agreement, dated as of January 16, 2015 between Courier Corporation and Computershare Trust Company, N.A., filed as Exhibit 4.1 to the Company’s Form 8-K filed on January 16, 2015 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

COURIER CORPORATION

Date: January 16, 2015	By:	/s/ James F. Conway III
		Name:	James F. Conway III
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Item 2.	Exhibits.

4.1

Rights Agreement, dated as of March 18, 2009 between Courier Corporation and Computershare Trust Company, N.A., filed as Exhibit 4.1 to the Company’s Form 8-K filed on March 19, 2009 and incorporated herein by reference.

4.2

Amendment to Shareholder Rights Agreement, dated as of January 16, 2015 between Courier Corporation and Computershare Trust Company, N.A., filed as Exhibit 4.1 to the Company’s Form 8-K filed on January 16, 2015 and incorporated herein by reference.